UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2011

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51103	80-0006224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Water Street
New York, NY	10041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 968-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c)

Item 1.01.    Entry into a Material Definitive Agreement

On July 19, 2011, GFI Group Inc. (“GFI”) announced the closing of its private offering of $250 million aggregate principal amount of 8.375% Senior Notes due 2018 (the “Notes”) to “Qualified Institutional Buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons outside the United States under Regulation S under the Securities Act.  In connection with the closing of the offering, on July 19, 2011, GFI entered into an indenture (the “Indenture”) with The Bank of New York Mellon Trust Company, N.A., as trustee, governing the Notes. The Notes will bear an interest rate of 8.375% per annum and will mature on July 19, 2018.  Interest on the Notes will be payable on January 19 and July 19 of each year, beginning on January 19, 2012.  The Notes are senior unsecured obligations of GFI, ranking equally in right of payment with all other senior unsecured obligations of GFI.

The net proceeds from the offering are being used to (i) repay the entire $135.0 million of principal amount and any accrued and unpaid interest outstanding under that certain Second Amended and Restated Credit Agreement, dated as of December 20, 2010, (the “Credit Agreement”), by and among GFI, GFI Group Holdings Limited, the guarantors party thereto, Bank of America, N.A. as administrative agent, Barclays Bank PLC and The Royal Bank of Scotland PLC as co-syndication agents and the lenders party thereto, (ii) redeem $60 million of aggregate principal amount of its outstanding 7.17% Senior Notes and pay all accrued and unpaid interest thereunder and all premiums and transaction expenses associated therewith, and (iii) to fund GFI’s working capital and any acquisitions it may undertake.  The Credit Agreement will remain in effect following repayment, however, available Aggregate Revolving Commitments (as defined in the Credit Agreement) have been reduced to approximately $129 million following the issuance of the Notes.

The Notes will be redeemable, in whole or in part at any time, at the option of GFI, for cash, at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount of the Notes to be redeemed; or (2) as calculated by a quotation agent, an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points, plus, in each case, accrued interest thereon to, but excluding, the date of redemption.

The offering of the Notes was not registered under the Securities Act and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the closing of the offering, GFI entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 19, 2011, with Jefferies & Company, Inc.  Pursuant to the Registration Rights Agreement, GFI has agreed to, among other things, file with the Securities & Exchange Commission (“SEC”) and use its commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the Notes for an issue of SEC-registered notes with terms substantially identical to the Notes (except that the exchange notes will not be subject to restrictions on transfer as described in the Registration Rights Agreement).

The above descriptions of the Notes does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to a Form of 8.375% Senior Note due 2018 and the Indenture, copies of which are attached to this Current Report on Form 8-K as Exhibit 4.1 and 4.2, respectively and are incorporated herein by reference.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Indenture, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.2 and is incorporated herein by reference.

The above description of the Registration Rights Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 4.3 and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

See disclosure under Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(d)Exhibits:

Exhibit	Description

4.1	Form of 8.375% Senior Note due 2018.

4.2

Indenture, dated as of July 19, 2011, by and between GFI Group Inc., as Issuer, and The Bank of New York Mellon Trust Company, N. A., as Trustee, relating to the 8.375% Senior Notes due 2018 of GFI Group, Inc.

4.3	Registration Rights Agreement, dated as of July 19, 2011, by and between GFI Group Inc. and Jefferies & Company, Inc., relating to the GFI Group Inc.’s 8.375% Senior Notes due 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GFI GROUP INC.

Date: July22, 2011	By:	/s/ Scott Pintoff
	Name:	Scott Pintoff
	Title:	General Counsel and Corporate Secretary